Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-72312, 333-135767, 333-159303 and 333-182641) and the Registration Statements on Form S-8 (Nos. 33-40651, 333-56536, 333-88162, 333-109233, 333-109234, 333-109235, 333-109238, 333-158824, and 333-158826) of Kellogg Company of our report dated September 16, 2011 (which expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of parent company costs) relating to the combined financial statements of Pringles appearing in this report on Form 8-K of the Kellogg Company dated August 8, 2012.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 8, 2012